United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):
January 9, 2007

Applied Signal Technology, Inc. (Exact name of registrant as specified in its charter)
California (State or other jurisdiction of incorporation or organization)	000-21236 (Commission File No.)	77-0015491 (I.R.S. Employer Identification No.)
400 West California Ave., Sunnyvale, CA 94086 (Address of principal executive offices)
(408) 749-1888 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02: Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

In connection with our review of our financial results for the fiscal year ended October 31, 2006, we commenced a voluntary internal review of our historical stock option grant practices and procedures and related accounting. We reviewed all of our grants of stock options from the date of our initial public offering to the present. As a result of our review, we determined that there were problems with the accounting treatment of stock option grants made on various dates to newly-hired non-officer employees, and on an annual grant to non-officer employees made on November 18, 1999, and that the recorded grant date for these stock options should not be relied upon as the measurement date for accounting purposes. In connection with the option grants to newly-hired non-officer employees, we used improper measurement dates as to some of these grants because the grant price was associated with a date prior to the employee’s respective date of employment. We used an improper measurement date as to the annual grant made to non-officer employees on November 18, 1999, because the number of shares individual employees were entitled to receive was not determined until after the original grant date, and therefore the measurement date for such options was subsequent to the original grant date. Because the price at the originally stated grant date was lower than the prices on the actual dates of determination, we determined we should have recognized additional stock-based compensation expense for each of these grants.

We are conducting an analysis to determine what adjustments need to be made to our historical financial statements. Based on our analysis to date, we anticipate that we may be required to record additional non-cash, stock-based compensation expense. Although we have not completed our work, nor reached final conclusions regarding the impact of this review, we expect to recognize non-cash charges for stock-based compensation expense for the affected periods. Such stock-based compensation charges would have the effect of decreasing income from operations, decreasing net income and decreasing retained earnings figures, as well as increasing additional paid in capital, total liabilities, and total assets. We do not expect that any additional non-cash, stock-based compensation expense recorded will affect the Company’s previously reported cash positions or revenues. The cumulative effect of the restatement adjustments is expected to result in a decrease in retained earnings for the year ended October 31, 2004 of approximately $1.0 to $1.7 million.

As a result of these findings, on January 9, 2007, the Audit Committee of the Board (the “Audit Committee”) determined, after consultation with management, that the Company will need to restate certain annual financial statements for fiscal years 2000 through 2005 and that the Company’s financial statements relating to fiscal years 2000 through 2005 should no longer be relied upon. The Company intends to reflect these restated financial statements in its Annual Report on Form 10-K for the fiscal year ended October 31, 2006, which the Company expects to file shortly.

The Audit Committee has discussed the matters disclosed in this Item 4.02(a) with the Company’s independent registered public accounting firm.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Signal Corporation
Dated January 16, 2007	/s/ Gary L. Yancey Gary L. Yancey, President, Chairman and Chief Executive Officer